AVITAS, INC.
                               14520 Avion Parkway
                                    Suite 220
                               Chantilly, VA 20151




                                                                 March  11, 2002




CONTINENTAL AIRLINES, INC.
1600 Smith Street
Houston, TX  77002

             Re: PRELIMINARY PROSPECTUS SUPPLEMENT, DATED MARCH 11, 2002, TO THE PROSPECTUS DATED AUGUST 23, 2001, INCLUDED IN REGISTRATION STATEMENT NO. 333-67886 OF CONTINENTAL AIRLINES, INC.

Ladies and Gentlemen:

            We consent to the use of the report prepared by us with respect to the aircraft referred to therein, to the summary of such report in the text under the headings "Prospectus Supplement Summary--Equipment Notes and the Aircraft," "Risk Factors--Risk Factors Relating to the Certificates and the Offering--Appraisals and Realizable Value of Aircraft," "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in the above-captioned Preliminary Prospectus Supplement and to the references to our name under the headings "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

                                        Sincerely,

                                        AVITAS, INC.

                                         /S/ SUSANNA BLACKMAN
                                        --------------------------------------
                                        Name:  Susanna Blackman
                                        Title: Manager, Appraisal Operations